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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            -------------------------
                               AMENDMENT NO. 1 TO
                                 SCHEDULE 14D-9
                      SOLICITATION/RECOMMENDATION STATEMENT
                          UNDER SECTION 14(D)(4) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                            -------------------------
                       DONALDSON, LUFKIN & JENRETTE, INC.
                            (Name of Subject Company)

                       DONALDSON, LUFKIN & JENRETTE, INC.
                        (Name of Person Filing Statement)

                            -------------------------

 DONALDSON, LUFKIN & JENRETTE, INC.--DLJ COMMON STOCK, PAR VALUE $.10 PER SHARE
                         (Title of Class of Securities)

                            -------------------------

                                    257661108
                      (CUSIP Number of Class of Securities)

                            -------------------------

                                   JOE L. ROBY
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                       DONALDSON, LUFKIN & JENRETTE, INC.
                                 277 PARK AVENUE
                            NEW YORK, NEW YORK 10172
                                 (212) 892-3000

 (Name, Address and Telephone Number of Person Authorized to Receive Notice and
            Communications on Behalf of the Person Filing Statement)
                            -------------------------
                                    COPY TO:

                            CRAIG M. WASSERMAN, ESQ.
                         WACHTELL, LIPTON, ROSEN & KATZ
                               51 WEST 52ND STREET
                            NEW YORK, NEW YORK 10019
                                 (212) 403-1000

                            -------------------------

|_| CHECK THE BOX IF THE FILING RELATES SOLELY TO PRELIMINARY COMMUNICATIONS
    MADE BEFORE THE COMMENCEMENT OF A TENDER OFFER.
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


                               Amendment No. 1 to
                                 Schedule 14D-9


      This Amendment No 1. ("Amendment No. 1") to Schedule 14D-9 amends and supplements the Schedule 14D-9 filed with the Securities and Exchange Commission ("SEC") on September 8, 2000 (the "Schedule 14D-9") by Donaldson, Lufkin & Jenrette, Inc. (the "Company"), relating to the tender offer (the "Offer") commenced by Diamond Acquisition Corp. ("Purchaser"), a Delaware corporation and a wholly-owned subsidiary of Credit Suisse Group, a corporation organized under the laws of Switzerland ("CSG"), on September 8, 2000 to purchase all of the outstanding shares of Donaldson, Lufkin & Jenrette--DLJ common stock, par value $.10 per share, of the Company. Unless otherwise indicated, all capitalized terms used but not defined herein shall have the meanings assigned to them in the Schedule 14D-9.

      On September 19, 2000, CSG and Purchaser filed Amendment No. 1 to the Schedule TO filed September 8, 2000 with the SEC (the "TO Amendment No. 1"). The information in the Schedule 14D-9 is hereby expressly incorporated herein by reference in response to all the items of this Amendment No. 1, except as otherwise set forth below.



ITEM 8.  ADDITIONAL INFORMATION

            Item 8 of the Schedule 14D-9 is hereby amended and supplemented as follows:

            The information contained in Item 11 of the TO Amendment No. 1 is incorporated herein by reference.



ITEM 9.  MATERIAL TO BE FILED AS EXHIBITS.

            Item 9 of the Schedule 14D-9 is hereby amended and supplemented as follows:

EXHIBIT                              DESCRIPTION
NO.
-------- --------------------------------------------------------------------
(a)(8) Item 11 of the TO Amendment No. 1 (incorporated by reference to Item 11 of the TO Amendment No. 1 filed by CSG and Purchaser on September 19, 2000).





                                       2

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                                    SIGNATURE

   After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                     DONALDSON, LUFKIN & JENRETTE, INC.




                                     By:  /s/ Michael A. Boyd
                                         --------------------------------------
                                         Name:  Michael A. Boyd
                                         Title: Senior Vice President



Dated:  September 19, 2000